                                                     Registration No. 333-______
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               OLIN CORPORATION
            (Exact name of registrant as specified in its charter)

             Virginia                                       13-1872319
             --------                                       -----------
       (State or other jurisdiction                     (I.R.S. Employer
     of incorporation or organization)                 Identification No.)

   501 Merritt 7, Norwalk, Connecticut                                 06856
   --------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)

                   1996 STOCK OPTION PLAN FOR KEY EMPLOYEES
                     OF OLIN CORPORATION AND SUBSIDIARIES
                           (Full title of the plan)

                              J. M. Jackson, Jr.
                        Vice President, General Counsel
                                 and Secretary

                               Olin Corporation
                                 501 Merritt 7
                          Norwalk, Connecticut  06851
                    (Name and address of agent for service)

                                 203-750-3126
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                      Amount to be           Proposed maximum             Proposed maximum            Amount of
Title of securities to be registered   registered        offering price per share      aggregate offering price    registration fee
------------------------------------   ----------        ------------------------      ------------------------    ----------------
Common Stock, par value $1.00           608,501(1)             $15.59375(2)             $9,488,812.46875(2)          $2,506.00
Common Stock, par value $1.00         1,500,000(3)                   N/A(3)                          N/A(3)             N/A(3)
Series A Participating Cumulative
 Preferred Stock Purchase Rights            (1)(4)                   N/A(4)                          N/A(4)             N/A(4)

_________________________
(1) Plus an indefinite additional number of shares as may be issued as the result of stock dividends, stock splits or as the result of the anti-dilution provisions of the 1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of Olin Corporation Common Stock reported on the New York Stock Exchange consolidated reporting system on February 22, 2000.

(3) Additional shares issuable under the 1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries as the result of a two-for-one stock split in October 1996, previously reported on Form 8-K. Pursuant to Rule 416(b), no fee is due for such shares.

(4) The Rights are appurtenant to and trade with the Common Stock. The value attributable to the Rights, if any, is reflected in the value of the Common Stock and the registration fee for the Rights is included in the fee for the Common Stock.

                      EXPLANATORY NOTE

     This Registration Statement is being filed by Olin Corporation to add the following securities to the Registration Statement on Form S-8, Registration No. 333-05097, filed June 3, 1996:

     1. 608,501 shares representing shares issuable under the Plan pursuant to adjustments made in accordance with the anti-dilution provisions of the Plan in connection with the spin-off of two subsidiaries; and

     2. 1,500,000 shares representing shares issuable under the Plan pursuant to an October 1996 stock split, which stock split was previously reported by Olin Corporation on a Form 8-K filing.

     Pursuant to Instruction E of Form S-8, the contents of the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 3, 1996 (File No. 333-05097) relating to the registration of 1,500,000 shares, is incorporated by reference in its entirety in this Registration Statement, except as to the items provided herein.

                                    Part II

Item 3.        INCORPORATION OF DOCUMENTS BY REFERENCE

               The SEC allows us to incorporate by reference the information we file with them, which means:

               -   incorporated documents are considered part of the prospectus;

               - we can disclose important information to you by referring you to those documents; and

               - information that we file with the SEC will automatically update and supersede this incorporated information.

               We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

               (a) Our Annual Report on Form 10-K for the fiscal year ended
                   December 31, 1998;

               (b) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

               (c) The description of the Common Stock, par value $1.00 per share, of the Company, contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1991; and

               (d) The description of the Series A Participating Cumulative
                   Preferred Stock Purchase Rights of the Company, contained in the Company's Form 8-A dated February 21, 1996.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this registration statement until this offering is completed:

               - reports filed under Section 13(a) and (c) of the Securities Exchange Act of 1934;

               -   definitive proxy or information statements filed under
                   Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

               - any reports filed under Section 15(d) of the Securities Exchange Act of 1934.


Item 5.        INTEREST OF NAMED EXPERTS AND COUNSEL

     The validity of the newly issued shares of Common Stock of the Company will be passed upon by J. M. Jackson, Vice President, General Counsel and Secretary. Mr. Jackson owns shares of the Company directly, through various employee benefit plans and has options to purchase shares.

Item 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Virginia Stock Corporation Act permits indemnification of the Company's directors, officers and employees in a variety of circumstances. Under Section 13.1-697 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors, officers and employees in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation. In the case of criminal actions, directors, officers or employees will be indemnified if they had no reasonable cause to believe that their conduct was unlawful. The Act also provides mandatory indemnification in Section 13.1-698 for a director against expenses incurred in the successful defense of a proceeding. Under Section 13.1-704 of the Virginia Stock Corporation Act, a Virginia corporation is permitted to grant further indemnity to its directors, officers and employees as may be authorized by the articles of incorporation or any bylaw unless those persons provided indemnity engaged in willful misconduct or a knowing violation of the criminal law. The Company's By-laws require indemnification of directors, officers and employees with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been directors, officers or employees unless they engaged in willful misconduct or a knowing violation of the criminal law. The Company's Board of Directors or legal counsel make the determination of whether a director, officer or employee met the standard of conduct required for indemnification. Section 13.1-692.1 of the Virginia Stock Corporation Act permits a Virginia corporation to limit or totally eliminate the liability of a director or officer in a shareholder or derivative proceeding unless that director or officer engaged in willful misconduct or a knowing violation of the criminal law or securities laws. The Company's By-laws contain a provision intended to eliminate such liability.

     Directors and officers of the Company are insured, subject to certain exclusions and limits and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits and proceedings in connection therewith) arising from any error, misstatement, misleading statement, omission or other act made or performed in their capacity as directors and officers. The policies also reimburse the Company for liability incurred in the indemnification of its directors and officers under common or statutory laws or the Company's By-laws, subject to the terms, conditions and exclusions of such policies. In addition, directors, officers and other employees of the Company who may be "fiduciaries" as that term is used in the Employee Retirement Income Security Act of 1974 are insured with respect to liabilities under the Act.

Item 7.  EXHIBITS

     The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwalk, State of Connecticut, on the 24th day of February, 2000.

                                    OLIN CORPORATION

                                    By:/s/ J. M. Jackson, Jr.
                                       ---------------------------------
                                         J. M. Jackson, Jr.
                                    Title:   Vice President, General Counsel
                                             and Secretary


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints J. M. Jackson and A. W. Ruggiero, and each of them, his/her true and lawful attorneys-in-fact and agents with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

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
          Signature                           Title                                Date
          ---------                           -----                                ----

/s/ Donald W. Griffin          Chairman of the Board, President,            February 24, 2000
-----------------------------  Chief Executive Officer and Director
Donald W. Griffin              (Principal Executive Officer)

/s/ Anthony W. Ruggiero        Executive Vice President, Chief              February 24, 2000
-----------------------------  Financial Officer and Director
Anthony W. Ruggiero            (Principal Financial Officer)


/s/ William W. Higgins         Director                                     February 24, 2000
-----------------------------
William W. Higgins

                               Director
-----------------------------
 Suzanne D. Jaffe

/s/ G. Jackson Ratcliffe, Jr.  Director                                     February 24, 2000
-----------------------------
G. Jackson Ratcliffe, Jr.

/s/ Randall W. Larrimore       Director                                     February 24, 2000
-----------------------------
Randall W. Larrimore

/s/ Richard M. Rompala         Director                                     February 24, 2000
-----------------------------
Richard M. Rompala

/s/ Mary E. Gallagher          Controller (Principal Accounting             February 24, 2000
-----------------------------  Officer)
Mary E. Gallagher

                                 EXHIBIT INDEX

Exhibit
Number          Description of Documents
-------         ------------------------
5               Opinion of Counsel.

23.1            Consent of Independent Auditor.

23.2            Consent of Counsel (included in Exhibit 5).

24              Power of Attorney (included on Signature Page of the
                Registration Statement).